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Exhibit 10.5.3

FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT

        THIS FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT (this "Amendment"), dated as of June 16, 2008, (the "Effective Date") is entered into by and between CIRCLE POINT PROPERTIES, LLC, a Delaware limited liability company (the "Landlord") and ALLOS THERAPEUTICS, INC., a Delaware corporation (the "Tenant").

Recitals:

        A.    Catellus Development Corporation, a Delaware limited liability company ("CDC") and Tenant entered into that certain Office Lease dated April 23, 2001, as amended by that certain First Amendment and Commencement Date Memorandum dated as of November 1, 2001, that certain Second Amendment to Lease dated as of November 12, 2002, that certain Amended and Restated Second Amendment to Lease dated as of December 9, 2002, that certain Third Amendment to Lease dated as of November 23, 2003 and that certain Consent of Landlord to Sublease and Fourth Amendment to Lease dated as of January 12, 2005 (collectively the "Lease"), pertaining to the premises containing approximately 43,956 rentable square feet ("RSF"), commonly known as Suite 200, Suite 160 and Storage Space, Suite 170, Suite 180 and Suite 190 located in the office building located at 11080 Circle Point Road, Westminster, Colorado 80020 (collectively, the "Original Premises").

        B.    Landlord has succeeded to all of CDC's right, title, obligations, and interest under the Lease.

        C.    Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Lease.

        D.    Landlord and Tenant desire to amend the Lease in the manner and form hereinafter set forth.

        NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

        1.    Reduction of Premises.    As of the Extension Commencement Date, the Original Premises shall be reduced by approximately 9,420 RSF as more particularly depicted and cross-hatched on Exhibit A attached hereto and incorporated herein by this reference (the "Vacated Space"). The resulting space shall be Suite 200 and Suite 160 (and storage space) consisting of approximately 34,536 RSF (the "Reduced Premises") and all references in the Lease to the "Premises" shall mean the Reduced Premises. Tenant agrees to vacate and surrender possession of the Vacated Space and, unless Landlord provides written notice to Tenant to the contrary, to cause all parties claiming by, through or under Tenant to vacate and surrender possession of the Vacated Space as of the Extension Commencement Date in the condition as required by the Lease and this Amendment. Landlord and Tenant hereby acknowledge and agree that effective as of the Extension Commencement Date, Tenant renounces all right of possession in and to the Vacated Space. Any occupancy of the Vacated Space as of the Extension Commencement Date by Landlord or any party claiming by, through or under Landlord shall not be deemed an eviction (constructive or otherwise). As of the Extension Commencement Date, rights under the Lease solely for the Vacated Space shall be deemed terminated as though they had expired according to their terms, and except as provided herein, Landlord and Tenant shall be relieved of any and all further obligations thereunder; provided, however, such termination shall not affect Tenant's liability for rental and other obligations accruing prior to the Extension Commencement Date, including, without limitation, its obligation to pay Tenant's Percentage Share of Operating Expenses and Tenant's Percentage Share of Real Property Taxes attributable to the period prior to the Extension Commencement Date, at such time as such obligation is finally determined, nor shall the same affect Landlord's liability to Tenant with respect to Adjustments due to Tenant under the Lease with respect to the Vacated Space.

        2.    Term.    Provided there is no uncured Event of Default by Tenant as of November 1, 2008 (the "Extension Commencement Date"), the term of the Lease for the Reduced Premises shall be extended for thirty-nine (39) months to expire at 12:00 midnight on January 31, 2012 (the "Extension Term") and shall be on all of the terms and conditions of the Lease except as specifically provided herein to the contrary. Tenant's renewal hereunder shall be deemed exercise of its option to renew, pursuant to Section 3.2 of the Lease and, except as otherwise set forth herein, there shall be no further rights on the part of Tenant to extend the term of the Lease as amended by this Amendment.

        3.    Base Rent.    Subject to Section 10 below, commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Base Rent for the Reduced Premises monthly, in advance, in the manner as set forth in the Lease as follows:

Period	Rate Per RSF	Monthly Base Rent
11/1/08 - 1/31/09	$0.00	$0.00
02/1/09 - 1/31/10:	$15.00	$43,170.00
02/1/10 - 1/31/11:	$15.50	$44,609.00
02/1/11 - 1/31/12:	$16.00	$46,048.00

        4.    Additional Rent.    Subject to Section 10 below, commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Tenant's Percentage of Operating Expenses and Tenant's Percentage of Real Estate Taxes in accordance with the Lease; provided, however, that as of the Extension Commencement Date, Tenant's Percentage Share shall be equal to 22.809% and the RSF of the Building shall be equal to 151,412 RSF.

        5.    Condition of Premises.    Except as otherwise set forth herein, Landlord shall have no obligation for the completion or remodeling of the Reduced Premises and Tenant shall accept the Reduced Premises in its "as is" condition and configuration as of the Extension Commencement Date. Notwithstanding the foregoing, subject to Section 10 below, Landlord agrees, as its only obligation hereunder with respect to remodeling of the Reduced Premises (other than the Additional Allowance described herein), at its sole cost and expense to the extent of the sum of five and No/100 Dollars ($5.00) per RSF in the Premises (the "Construction Allowance"), to finish the Reduced Premises with Building Standard (as hereinafter defined) improvements of the scope to be mutually agreed upon and which, shall then be attached as Exhibit B hereto and incorporated herein (the "Finish Work") in accordance with a mutually agreed upon space plan, which, upon its completion, shall be attached as Exhibit C hereto and incorporated herein by this reference (the "Space Plan") using a mutually acceptable contractor. The Construction Allowance may be used by Tenant for costs of the Finish Work including the architectural design, permitting, engineering, construction, signage and project management thereof, as well as voice and data cabling, security, furniture, moving and restacking. Other than as set forth on the Space Plan, Landlord shall have no obligations for the completion or remodeling of the Reduced Premises, and Tenant shall accept the Reduced Premises in their "as is" condition on the Extension Commencement Date. "Building Standard" as used herein shall mean building standard tenant finish items prestocked or in place in the Premises which Landlord normally provides to tenants (e.g., ceiling grid, paint, sprinklers, HVAC and similar items). Tenant agrees that because Tenant is currently occupying the Reduced Premises and will continue to occupy the Reduced Premises as of the Extension Term Commencement Date that Landlord (its agents, employees and contractors) shall have the right to enter the Reduced Premises to allow Landlord to perform certain construction and remodeling work in connection with the construction of the Finish Work. Tenant acknowledges and that because Landlord will perform the Finish Work in and about the Reduced Premises, that certain interruption and interference with Tenant's business will likely occur. Landlord will use reasonable efforts to attempt to minimize the interferences with Tenant's business during the construction of the Finish Work. Nevertheless, Tenant waives (a) any and all claims against Landlord based on constructive eviction and loss of use or business; and (b) any and all claims against Landlord for any interruption and interference with Tenant's business during Landlord's construction activities including constructive eviction. Landlord or its agent shall supervise the Finish Work, make disbursements required to be made to the contractor, act as a liaison between the contractor and

Tenant and coordinate the relationship between the Finish Work, the Building and the Building's systems. In consideration for Landlord's construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to three percent (3%) of the total construction costs of the Finish Work (excluding the construction supervision fee and any other cost items not directly supervised by Landlord as are more particularly identified on the scope of Finish Work to be attached as Exhibit C hereto). At Tenant's election, Landlord shall contribute an additional sum not to exceed Three and No/100 Dollars ($3.00) per RSF in the Reduced Premises (the "Additional Allowance") solely toward additional permanent leasehold improvements for or in the Premises, excluding any costs related to Tenant's furniture or fixtures. The amount of the Additional Allowance actually utilized by Tenant shall be amortized as additional Base Rent over the initial Term at nine percent (9%) per annum, in the same manner as a loan having equal monthly payments of principal and interest. Tenant's election to use all or a portion of the Additional Allowance shall be made by written notice to Landlord given no later than upon approval of the Space Plan. If Tenant elects to receive the Additional Allowance, then within ten (10) days after Landlord's request, Tenant shall execute and return an amendment (in form reasonably acceptable to Tenant) modifying the Base Rent accordingly. If Tenant fails timely: (i) to make its election regarding utilization of the Additional Allowance; or (ii) to execute and return the required lease amendment, then Landlord shall automatically be released from its obligation to contribute the Additional Allowance, whereupon Tenant shall promptly pay Landlord the full amount of any out of pocket costs of the Finish Work in excess of the Construction Allowance in accordance with this Section 5 (i.e., in accordance with the provision below describing the fifty percent (50%) payment method). If, for any reason, less than all of the Extension Term remains at the time the required lease amendment is executed and returned to Landlord, then Tenant shall, upon demand, promptly pay all amortization payments (including interest) which would have been payable for the elapsed portion of the Term through the month in which such lease amendment is actually so executed and returned. Any failure by Tenant to make any payments required under the foregoing provisions within ten (10) days after notice shall constitute an Event of Default under the Lease as amended by this Amendment. In the event Tenant does not elect or fails to timely elect to utilize the Additional Allowance, all out of pocket costs for performing the Finish Work in excess of the Construction Allowance shall be paid by Tenant. In the event Tenant timely elects to utilize the Additional Allowance, all costs for performing the Finish Work in excess of the Construction Allowance and Additional Allowance shall be paid by Tenant. Tenant shall pay to Landlord fifty percent (50%) of the amount by which the total costs for the Finish Work will exceed the Construction Allowance (and, if applicable the Additional Allowance) prior to Landlord beginning the Finish Work and the remaining fifty percent (50%) after Landlord completes the Finish Work. The Construction Allowance and the Additional Allowance, if applicable, shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the costs of the Finish Work if, and when the cost of the Finish Work is actually incurred and paid by Landlord. Subject to force majeure and items within the control of Landlord, the Construction Allowance and the Additional Allowance, if applicable, must be used within twelve (12) months following the Extension Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto.

        6.    Renewal Option.    Subject to Section 10 below, if no uncured Event of Default exists at the time of exercise or at the commencement of the extended term, and Tenant is occupying at least seventy-five percent (75%) of the entire Reduced Premises at the time of such election, Tenant may renew the Lease, as hereby amended, for one (1) additional period of three (3) years, by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the expiration of the Extension Term. The Base Rent payable for each month during such extended term shall be the prevailing fair market rental rate (the "Prevailing Market Rental Rate"), at the commencement of such extended term, for renewals of space in the Building or complex, if applicable, of equivalent quality, size, utility and location, with the length of the extended term and the credit standing of Tenant to be taken into account. Within thirty (30) days after receipt of

Tenant's notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Market Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord's notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Prevailing Market Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord's determination of the Prevailing Market Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Extension Term on the same terms provided in the Lease as amended by this Amendment, except as follows:

          (a)   Base Rent shall be adjusted to the Prevailing Market Rental Rate; and

          (b)   Tenant shall have no further renewal option unless expressly granted by Landlord in writing.

        If Tenant rejects Landlord's determination of the Prevailing Market Rental Rate, Tenant shall notify Landlord, within ten (10) days after Landlord delivers notice of the Prevailing Market Rental Rate to Tenant, of the rental rate that Tenant asserts as the prevailing market rental rate applicable hereunder. Each party shall, at their own expense, within ten (10) days after Landlord receives Tenant's notice of such dispute, designate by written notice to the other party one (1) qualified, unbiased real estate broker of good reputation, having at least five (5) years' experience in the Highway 36 Corridor Denver metropolitan area real estate submarket. The two (2) brokers so designated shall each submit a determination of the prevailing fair market rate. Landlord and Tenant shall each require the brokers to make such determination and report it in writing to Landlord and Tenant within twenty (20) days after such selection, and each party shall use its best efforts to secure such determination within such time period. If the two (2) selected brokers agree as to what is the prevailing fair market rental rate, such rate shall deemed the Prevailing Market Rental Rate. If the two (2) selected brokers fail to agree as to what is the prevailing fair market rental rate and the disparity between the two (2) brokers' asserted prevailing fair market rate is ten percent (10%) or less, the average of the two (2) broker's rates shall be deemed the Prevailing Market Rental Rate. If the disparity between the two (2) brokers' asserted prevailing fair market rate is greater than ten percent (10%) then, the two (2) brokers shall together immediately select a third similarly qualified broker who shall then (within ten (10) days of the brokers' selection) determine which rate is closest to the prevailing fair market rental rate as determined by the third (3rd) broker. The third (3rd) broker shall notify Landlord and Tenant of the broker's determination and the rental rate selected shall be the Prevailing Market Rental Rate applicable hereunder.

        Unless otherwise agreed to in writing, Landlord shall not be obligated to pay a commission with respect to Tenant's exercise of the Option, and Tenant shall indemnify, defend, and hold Landlord harmless from and against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant. If Tenant rejects Landlord's determination of the Prevailing Market Rental Rate, or fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord's determination of the Prevailing Market Rental Rate, time being of the essence with respect thereto, Tenant's rights under this Section 6 shall terminate and Tenant shall have no right to renew this Lease. Tenant's rights under this Section 6 shall terminate if (1) the Lease as amended by this Amendment or Tenant's right to possession of the Reduced Premises is terminated, (2) Tenant assigns any of its interest in the Lease as amended by this Amendment except to an Affiliated Assignee or sublets any portion of the Reduced Premises except to an Affiliate, (3) Tenant fails to timely exercise its option under this Section 6, time being of the essence with respect to Tenant's exercise thereof, or (4) Landlord determines, in its reasonable judgment, that Tenant will be unable to meet its financial obligations under the Lease as extended due to Tenant's financial condition or creditworthiness.

        7.    Expansion Option.    During the Extension Term, Tenant shall have the Right of First Offer as set forth in Section 2.5 of the Lease.

        8.    Parking.    As of the Extension Commencement Date, Tenant shall have the right to One Hundred Forty-Five (145) parking spaces in accordance with the terms of the Lease.

        9.    Notices.    Wherever any notice is required or permitted under the Lease as amended by this Amendment such notice shall be in writing and delivered in accordance with the terms of the Lease; provided, however that Landlord's address for notices shall be as follows:

  Landlord:

  Cushman & Wakefield
  11080 Circle Point Road
  Westminster, Colorado 80020
  Attn: Cushman & Wakefield

  With a copy to:

  Circle Point Properties, LLC
  c/o Northridge Capital, LLC
  1000 Potomac Street NW, Suite 150
  Washington, DC 20007
  Attn.: Kevin Fay

  Tenant:

  AT THE PREMISES

  With a copy to:
  Attn: General Counsel

        10.    Condition Subsequent.    This Amendment is expressly subject to the following condition subsequent, that as of the Extension Commencement Date there exist no uncured Events of Default. If such uncured Event of Default does exist as of the Extension Commencement Date then, at Landlord's election, Landlord may declare this Amendment null and void ab initio, and thereafter: (i) Tenant's right to exercise the Option to Extend pursuant to Section 3.2 of the Lease shall be forfeited and there shall be no further rights on the part of Tenant to extend the term of the Lease under the original Lease or as amended by this Amendment; and (ii) the Lease shall be deemed to have terminated at the end of the original Lease Term and thereafter Tenant shall surrender possession of the Premises in the manner required under the Lease.

        11.    Mold and Moisture.    It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor's closets, bathrooms, break rooms and around outside walls) for mold prevention. In signing this Amendment, Tenant has not observed mold, mildew or moisture within the Reduced Premises; however, Tenant has not hired any inspector to confirm/deny such claim, nor has Tenant investigated behind any of the walls in the Reduced Premises or the Building. Tenant agrees to promptly notify Landlord if Tenant observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action at Landlord's cost unless otherwise set forth in the Lease. Tenant releases Landlord from any liability for any personal injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Reduced Premises or the Building of which Tenant knew and failed to notify Landlord in accordance with this Section 11. In addition, execution of this Amendment constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its obligations under the Lease as modified by this Amendment; provided, however, that Landlord, at its sole cost and expense, shall be responsible for remediation of any mold or mildew in the Building, for fixing leaks in the Building, for providing proper ventilation to the Building to prevent moisture accumulation, and for causing its cleaning service provider to diligently mop up or otherwise remove any mold, mildew or moisture that such provider encounters in its daily cleaning of the Reduced Premises.

        12.    Brokers.    Tenant and Landlord hereby warrant and represent each to the other that neither has engaged any brokers or agents in the transaction which resulted in this Amendment other than CB Richard Ellis, Inc., ("Landlord's Broker") and Jones Lang LaSalle ("Tenant's Broker"), which shall be paid a commission by Landlord pursuant to a separate agreement. Each party shall indemnify the other against any expense incurred as a result of any claim for brokerage or other commissions made by any other broker, finder, or agent, whether or not meritorious, employed by the other party or claiming by, through, or under Tenant or Landlord respectively.

        13.    Interpretation.    If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall govern. Except as herein specifically set forth, all other provisions of the Lease shall remain in full force and effect and be binding upon the parties in accordance with their terms. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

        14.    Time of Essence.    Time is of the essence herein and, unless waived by Landlord (which it shall have the right, but not the obligation, to do so) this Amendment is contingent upon execution and delivery by Tenant to Landlord no later than 5:00 p.m., May 15, 2008.

        15.    Counterparts.    This Amendment may be executed in one or more separate counterparts but each separate counterpart, when assembled with the other signature pages from the corresponding counterpart signature pages, shall constitute one original executed Amendment.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written and is effective upon delivery of a fully executed copy to Tenant.

LANDLORD:
CIRCLE POINT PROPERTIES, LLC, a Delaware limited liability company
By:	Circle Point Properties II, LLC a Delaware limited liability company its: Sole Member
	By:	Circle Point Holdings, LLC a Delaware limited liability company its: Sole Member
		By:	NORTHRIDGE CAPITAL, LLC, a Delaware limited liability company, its Managing Member
			By:	/s/ Kevin J. Fay
			Name:	Kevin J. Fay
			Title:	Vice President
TENANT:
ALLOS THERAPEUTICS, INC., a Delaware corporation
By:	/s/ Marc Graboyes
Name:	Marc Graboyes
Title:	SVP, General Counsel
ATTEST:
By:	/s/ David C. Clark
Name:	David C. Clark
Title:	VP Finance

EXHIBIT A

(The Vacated Space)

 EXHIBIT B

(Scope of the Finish Work)

[to be attached]

FPO

STE 160
ALLOS THERAPEUTICS
3,268 RSF
SQ. FT. INCLUDES STORAGE 180
STE 180
ALLOS
THERAPEUTICS
STORAGE

 EXHIBIT C

(The Space Plan)

[to be attached]

FPO
STE 200
ALLOS THERAPEUTICS
31,246 R.S.F.
(FULL FLOOR TENANT)

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(The Vacated Space)
EXHIBIT B (Scope of the Finish Work)
EXHIBIT C (The Space Plan)